Exhibit 99.1

Agile Therapeutics Receives Approximately $3 Million in Non-Dilutive Funding from New Jersey’s Technology Business Tax Certificate Transfer Program

PRINCETON, N.J., December 1, 2016 - Agile Therapeutics, Inc. (Nasdaq: AGRX), a women’s health specialty pharmaceutical company announced today that it has received net proceeds of approximately $3 million in non-dilutive financing through the State of New Jersey’s Technology Business Tax Certificate Transfer Program (the “Program”). The Program enables biotechnology companies to raise funds to finance their growth and operations and is administered by the New Jersey Economic Development Authority (NJEDA) and the New Jersey Department of the Treasury’s Division of Taxation.

“We appreciate NJEDA’s decision to approve our application for this year’s program.  Proceeds from the Program serve as an important source of non-dilutive funding to companies like ours,” said Scott Coiante, Vice President and Chief Financial Officer of Agile.  “We would like to thank New Jersey for their continued support and strong commitment to our industry.”

The Program enables approved biotechnology companies to sell their unused Net Operating Loss Carryovers (NOLs), and unused Research and Development (R&D) Tax Credits for at least 80% of the value of the tax benefits to unaffiliated, profitable corporate taxpayers in the State of New Jersey. This allows biotechnology companies with NOLs to turn their tax losses and credits into cash proceeds to fund more R&D, buy equipment and/or facilities, or cover other allowable expenditures under the Program. The NJEDA determines eligibility for the Program, the New Jersey Division of Taxation determines the value of the available tax benefits (NOLs and R&D Tax Credits).

About Agile Therapeutics, Inc.

Agile Therapeutics is a women’s health specialty pharmaceutical company focused on the development and commercialization of new prescription contraceptive products. Our product candidates are designed to provide women with contraceptive options that offer greater convenience and facilitate compliance. Our lead product candidate, Twirla®, (ethinyl estradiol and levonorgestrel transdermal system), also known as AG200-15, is a once-weekly prescription contraceptive patch currently in Phase 3 clinical development. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to provide advantages over currently available patches and is intended to optimize patch adherence and patient acceptability. For more information, please visit the company website at www.agiletherapeutics.com. The company may occasionally disseminate material, nonpublic information on the company website.

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Source:  Agile Therapeutics

Contact:  Mary Coleman — 609-356-1921